EXHIBIT 23.6

                   CONSENT OF RYAN, BECK & CO.

We hereby consent to the references in the Registration Statement on Form S-4 dated January 16, 1996, (containing the Prospectus of Sovereign Bancorp, Inc. and the Proxy Statement of West Jersey Bancshares, Inc.) to our opinion to be included therein with respect to the merger of Sovereign Bancorp, Inc. and West Jersey Bancshares, Inc., and to our firm, respectively, and to the inclusion of such opinion as an annex to the Proxy Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                              RYAN, BECK & CO., INC.

                              By /s/ James T. Hill
                                   James T. Hill
                                   Senior Vice President

Bala Cynwyd, PA
January 16, 1996